As filed with the Securities and Exchange Commission on August 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NeuroPace, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	22-3550230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

455 N. Bernardo Avenue

Mountain View, California 94043

(650) 237-2700

(Address of principal executive offices, including zip code)

2023 Inducement Plan

(Full title of the plan)

Joel Becker

Chief Executive Officer

NeuroPace, Inc.

455 N. Bernardo Avenue

Mountain View, California 94043

(650) 237-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark B. Weeks

Seth J. Gottlieb

Brett D. White

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by NeuroPace, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 380,424 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) issuable pursuant to the Registrant’s 2023 Inducement Plan (the “Inducement Plan”).

On July 18, 2023, the Compensation Committee of the Board of Directors (the “Board”) adopted the Inducement Plan pursuant to which the Registrant reserved 380,424 shares of Common Stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Nasdaq Listing Rule 5635(c)(4). The Inducement Plan was adopted by the Compensation Committee of the Board without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 2, 2023, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 4, 2023, pursuant to Section 13 of the Exchange Act;

(3) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Commission on August 8, 2023, pursuant to Section 13 of the Exchange Act;

(4) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed); and

(5) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40337) filed with the Commission on April 14, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and its amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Form of Common Stock Certificate.	S-1/A	333-254663	4.1	April 14, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (contained in Exhibit 5.1 hereto).

24.1*	Power of Attorney (contained on the signature page hereto).

99.1	NeuroPace, Inc. 2023 Inducement Plan, Form of Stock Option Grant Notice, and Form of Stock Option Agreement.	8-K	001-40337	10.1	July 19, 2023

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 8th day of August, 2023.

NEUROPACE, INC.

By:	/s/ Joel Becker
Joel Becker
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joel Becker and Rebecca Kuhn, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her in any and all capacities, to sign the Registration Statement on Form S-8 of Neuropace, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joel Becker	Director and Chief Executive Officer	August 8, 2023
Joel Becker	(Principal Executive Officer)

/s/ Rebecca Kuhn	Chief Financial Officer and Vice President,	August 8, 2023
Rebecca Kuhn	Finance and Administration (Principal Financial Officer and Principal Accounting Officer)

/s/ Lisa Andrade	Director	August 8, 2023
Lisa Andrade

/s/ Frank Fischer	Director	August 8, 2023
Frank Fischer

/s/ Uri Geiger	Director	August 8, 2023
Uri Geiger

/s/ Rakhi Kumar	Director	August 8, 2023
Rakhi Kumar

/s/ Joseph S. Lacob	Director	August 8, 2023
Joseph S. Lacob

/s/ Renee Ryan	Director	August 8, 2023
Renee Ryan